Exhibit 1A-6B

CNote Group, Inc.

PROMISSORY NOTE

Principal Amount:	$

Borrower:	CNote Group, Inc., a Delaware corporation (the “Borrower” or “CNote”)

Lender:	As indicated on the signature page below (the “Lender”)

Date:

1.       Promise of Payment. For value received, the Borrower hereby promises to pay to the Lender in U.S. dollars an amount equal to the principal amount shown above (the “Principal”) and the Interest (as defined in Section 2), as set forth herein.

2.       Interest. Beginning with the date six (6) business days after the Date set forth above (the “Accrual Date”), this Note shall bear interest at an annual rate of _____%(the “Interest Rate”). The amount of any accrued interest that has not yet been paid to the Lender as of a given time is referred to herein as “Interest,” while the sum of the outstanding Principal and the outstanding Interest is referred to as the “Amount Owed.”

3.       Payment. Unless prepaid pursuant to Section 4, accelerated pursuant to Section 5, or earlier withdrawn pursuant to Section 6, the Principal and Interest shall be due and payable to the Lender according to the following schedule:

3.1.       The Lender may elect to receive the Interest on a monthly basis, in which case (i) the Interest shall be due every successive calendar month after the Accrual Day until the Principal is paid in full, and (ii) the Principal shall be due thirty (30) months after the Accrual Date (the “Maturity Date”).

3.2.       If the Lender does not make the election described in Section 3.1, or cancels such an election, the Amount Owed shall be due on the Maturity Date.

3.3.       The Borrower shall make payment to the Lender by such means as the Borrower and the Lender may mutually agree. The Borrower shall not be deemed in default if the Lender fails to provide a working payment mechanism or if the Maturity Date falls on a weekend or holiday and cannot be paid out until the next business day.

All payment amounts shall be rounded to the nearest cent (with one-half cent being rounded upward).

4.       Prepayment. The Borrower shall have the right, in its sole discretion, at any time, and from time to time, to prepay the Amount Owed, in whole or in part, without the need to provide advance notice. There shall be no premium or penalty for prepayment pursuant to this Section 4 of the Amount Owed. Any such prepayment shall be applied first to Interest, then to Principal.

5.       Acceleration of Note. The Lender may declare the entire Amount Owed immediately due and payable upon the occurrence of any of the following events: the insolvency of the Borrower, the commission of any act of bankruptcy by the Borrower, the execution by the Borrower of a general assignment for the benefit of creditors, the filing by or against the Borrower of any petition in bankruptcy, or any petition for relief under bankruptcy laws for the relief of debtors and the continuation of such petition without dismissal of a period of thirty (30) days or more, or the appointment of a receiver or trustee to take possession of any property or assets of the Borrower.

6.       Withdrawal of Amount Owed by the Lender.

6.1.       At any time before the Amount Owed has been reduced to zero, the Lender may make a request, once a fiscal quarter, (a “Withdrawal Request”) for the Borrower to make a payment of up to ten percent (10%) of the Amount Owed as of the date of such Withdrawal Request. A Withdrawal Request for any given fiscal quarter must be submitted at least thirty (30) calendar days prior to the last day of the fiscal quarter. Any Withdrawal Request submitted less than thirty (30) calendar days prior to the last day of the fiscal quarter shall be applied to the following quarter. For the avoidance of doubt, fiscal quarters shall end on March 31, June 30, September 30, and December 31.

6.2.       Withdrawal Requests are subject to the availability of liquid funds, in the sole discretion of the Company. The Company shall not be required to sell assets, borrow money, or take any other action that could, in the Company’s sole discretion, be adverse to the Company or its investors to satisfy Withdrawal Requests.

6.3.       Withdrawal Requests are subject to reduction on a pro rata basis among all requested withdrawals from the offering of promissory notes of which this Note forms a part.

6.4.       Withdrawal Requests shall be given via the Lender’s CNote account page available at www.mycnote.com or by email to support@mycnote.com. The Withdrawal Request must clearly identify the Lender and the withdrawal amount.

6.5.       Payments made with respect to Withdrawal Requests shall be applied first to Interest, then to Principal.

6.6.       A Withdrawal Request may be cancelled by the Lender at any time.

7.       Dispute Resolution.

7.1.       All disputes arising under this Note shall be finally and exclusively resolved by binding arbitration, which may be initiated by either party by sending a written notice requesting arbitration to the other party. Any election to arbitrate by one party shall be final and binding on the other. The arbitration will be conducted under the Streamlined Arbitration Rules and Procedures of JAMS that are in effect at the time the arbitration is initiated. The arbitrator’s decision shall be final, binding on all parties and enforceable in any court that has jurisdiction, provided that any award may be challenged if the arbitrator fails to follow applicable law. The arbitration will be conducted in San Francisco, California.

7.2.       Any arbitration shall be limited to the dispute between the Lender and the Borrower. THE PARTIES WAIVE ANY RIGHT OR AUTHORITY FOR ANY DISPUTE TO BE ARBITRATED ON A CLASS-ACTION BASIS OR TO UTILIZE CLASS ACTION PROCEDURES.

7.3.       CLAIMS ARISING UNDER FEDERAL SECURITIES LAWS SHALL NOT BE SUBJECT TO THE ARBITRATION PROVISIONS SET FORTH IN SECTION 7.1.

8.       Governing Law; Venue. This Note shall be governed by the laws of the State of California, without regard to any conflict of law provisions. In the event that the dispute resolution procedures in Section 7 are found not to apply to a given claim, any judicial proceeding will be brought in the state or federal courts of San Francisco County, California. Both parties hereto consent to venue and personal jurisdiction there. THIS EXCLUSIVE FORUM PROVISION WOULD NOT APPLY TO SUITS BROUGHT TO ENFORCE A DUTY OR LIABILITY CREATED BY FEDERAL SECURITIES LAWS OR ANY OTHER CLAIM FOR WHICH THE U.S. FEDERAL COURTS HAVE EXCLUSIVE JURISDICTION.

9.       Transfers. Lender will not sell, transfer, pledge, donate, assign, mortgage, hypothecate or otherwise encumber (each a “Transfer”) this Note unless (i) the Borrower consents in writing to any such Transfer, and (ii) any buyer, transferee, pledgee, donee or assignee, respectively, shall agree in writing to be bound by the terms hereof prior to any such Transfer. Any such recipient of the Notes is referred to herein as a “Transferee”, and the Transferee shall be entitled to the benefits of this Note and to enforce this Note against the Borrower as if the Transferee were Lender.

10.       Amendments. This Note may only be amended by a separate written agreement, executed by Borrower and Lender, or their authorized representatives.

11.       Miscellaneous.

11.1.       This Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.2.       Neither party hereto may assign its rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other party, except that the Borrower may assign this Note in its entirety, without consent of the Lender, to its parent, subsidiary, or affiliate or in connection with a merger, acquisition, corporate reorganization, or sale of all or substantially all of its assets.

11.3.       This Note and the Subscription Agreement set forth the entire agreement and understanding of the parties hereto relating to the relationship between the Lender and the Borrower and supersede all prior or contemporaneous discussions, understandings, and agreements, whether oral or written, between the parties hereto relating to the subject matter of this Note.

11.4.       Failure by either party hereto to enforce its rights under this Note shall not be deemed to constitute a waiver of its rights to enforce the same or any other provision under this Note. No waiver shall be effective unless made in writing and signed by an authorized representative of the waiving parties hereto.

11.5.       If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note, and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

[Remainder of the page intentionally left blank; signature page follows.]

THE PARTIES HERETO HAVE READ AND UNDERSTOOD THE TERMS OF THIS NOTE AND AGREE TO THEM AS OF THE DATE WRITTEN ABOVE.

BORROWER:	LENDER:

CNOTE GROUP, INC.

By:	By:

Name:	Name::

Title:	Title:

Entity: